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                                                                     EXHIBIT 47

                                     LOGO

                                                              February 27, 1998

Dear Safety-Kleen Shareholder:

  By this letter, we wanted to update you on the status of the special meeting. As we previously announced, Safety-Kleen has adjourned its special meeting of shareholders scheduled to be held at 3:00 p.m., February 25, 1998, until Monday, March 9, 1998, at 3:00 p.m. at The Elgin Community College Business Conference Center, to allow shareholders the opportunity to cast a fully informed vote on Safety-Kleen's Merger Agreement with SK Parent Corp., a company owned equally by Philip Services Corp., affiliates of Apollo Management L.P. and affiliates of the Blackstone Group.

  In reaching its determination to adjourn the special meeting, the Board of Directors considered the fact that the approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares, which is a very high hurdle, as well as concerns communicated by many shareholders that the audited financial statements of Philip Services Corp., a principal of SK Parent Corp., will not be issued until March 4, 1998. The Board also considered the desirability of allowing additional time to permit all shareholders to cast a fully informed vote on the Merger. As a result of this timing, a number of shareholders requested that the special meeting be adjourned to eliminate uncertainty surrounding the possible effect of Philip's financial audit on Philip's financing for the Merger. The bank commitment for that financing includes the customary condition that there be no material adverse change in the assets, business or affairs of Philip or Safety-Kleen since the February 19, 1998 date of the commitment.

  You should also know that, upon initiation of Laidlaw Environmental, the Federal District Court for the Northern District of Illinois will hear arguments of counsel on Monday, March 2, 1998, to determine whether to set a hearing on Laidlaw Environmental's new motion challenging Safety-Kleen's ability to leave its Rights Agreement, or poison pill, in place with respect to Laidlaw Environmental's current exchange offer. Laidlaw Environmental has also announced that it has extended its exchange offer until March 9, 1998.

  In order to clarify some apparent confusion, we want to advise you that Safety-Kleen has not received the required vote of two-thirds of all outstanding shares required to approve the Merger. Both Safety-Kleen and Laidlaw Environmental are continuing to solicit proxies, and proxies can be revoked (by delivery of later proxies to Safety-Kleen or Laidlaw Environmental or by attending and voting at the special meeting) at any time until the vote is taken at the special meeting. The results of the solicitation therefore remain to be determined.

  We appreciate shareholders' continued support of the $27 per share all cash SK Parent Corp. Merger Agreement, and all parties associated with this offer remain fully committed to consummating this deal. Regardless of how many shares you own, your vote is extremely important. FAILURE TO VOTE IS THE SAME AS VOTING NO. I urge you to vote FOR the SK Parent $27 per share all-cash offer by signing, dating and promptly mailing the enclosed GOLD-STRIPED proxy card. Even if you have already sent in another card, sign and date and return the GOLD-STRIPED proxy card. Only your latest signed and dated proxy card counts. Do not sign any proxy card sent to you by Laidlaw Environmental. Sign and date and return the GOLD-STRIPED proxy card even if you plan to attend the March 9 special meeting.

                                    Sincerely,

                                        LOGO
                                    Donald W. Brinckman
                                    Chairman of the Board

  If you have questions, or need additional information, please call our proxy solicitor, ChaseMellon, at 888-224-2734, OR you can fax your proxy to ChaseMellon at 212-273-8183 or 212-273-8184.
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                               IMPORTANT NOTICES

  Your vote is important. Please complete, date, sign and promptly return the accompanying Gold-Striped Proxy in the return envelope which has been provided. No postage is necessary if mailed in the United States. Any person giving a proxy has the power to revoke it prior to the special meeting. Voting your shares by proxy does not prevent you from voting your shares in person should you decide to attend the special meeting.

  Your Board of Directors recommends that you do not complete or send in the Green-Striped Proxy from Laidlaw Environmental Services, Inc. If you have already done so, you may revoke the Green-Striped Proxy by completing and returning the Gold-Striped Proxy in the enclosed return envelope. Only your latest dated properly executed proxy will be counted. Those shareholders who have tendered their shares to Laidlaw Environmental can still vote those shares by completing and returning the Gold-Striped Proxy.